Exhibit 99.1

900 N. Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING CORPORATION ANNOUNCES EXERCISE OF
UNDERWRITERS’ OVER-ALLOTMENT OPTION

CHICAGO, June 16, 2004 – Standard Parking Corporation (Nasdaq: STAN) today announced today that the underwriters of its recent initial public offering (IPO) of 4,500,000 shares of its common stock have exercised in full their over-allotment option to purchase an additional 500,000 shares of common stock at the IPO price of $11.50 per share, less an underwriting discount of $0.805 per share.

Of the 500,000 shares of common stock purchased, 166,667 were sold by the company and 333,333 were sold by a selling stockholder. The company will not receive any of the proceeds from the sale of common stock by the selling stockholder. The proceeds to Standard Parking Corporation, after deducting underwriting discounts, from the exercise of the over-allotment option are approximately $1.8 million, increasing the total net proceeds from the equity offering to approximately $49.9 million, after deducting underwriting discounts and offering expenses.

William Blair & Company is the book-running manager for the offering and Thomas Weisel Partners is the co-lead manager. A final prospectus relating to the offering may be obtained from William Blair & Company at (800) 621-0687 or Thomas Weisel Partners at (212) 271-3700.

Standard Parking is a leading national provider of parking facility management services.  The company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry.  The company manages approximately 1,900 parking facilities, containing over one million parking spaces in over 275 cities across the United States and Canada.